Exhibit 5.1	One Financial Center 100 S.E. Third Avenue, 8th Floor P.O. Box 9748 Fort Lauderdale, FL 33310-9748 954.462.4150 Main 954.462.4260 Fax

November 6, 2008

Onstream Media Corporation
1291 SW 29 Avenue
Pompano Beach, Florida 33069

Re:	Onstream Media Corporation/Narrowstep, Inc. Form S-4 Joint Proxy Registration Statement

Ladies and Gentlemen:

We have acted as Florida local counsel to Onstream Media Corporation, a Florida corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) filed on September 23, 2008 and Amendment No. 1 to the Registration Statement which was filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of shares of the Company’s common stock, par value $0.001 per share (the “Shares”) pursuant to an Agreement and Plan of Merger, dated May 29, 2008, by and among the Company, Onstream Merger Corp., a Delaware corporation and wholly owned subsidiary of the Company, Narrowstep Inc., a Delaware corporation, and W. Austin Lewis IV, as Representative of the Narrowstep stockholders, as amended on August 13, 2008, and September 15, 2008 (the “Merger Agreement”).

Under the terms of the Merger Agreement, Onstream Merger Corp. will merge with and into Narrowstep with Narrowstep continuing as the surviving corporation and a wholly owned subsidiary of the Company. If the Merger Agreement is approved and the merger is subsequently completed, the Company will issue (i) Shares of its Common Stock in exchange for Narrowstep common stock and Narrowstep preferred stock; and (ii) contingent value rights that entitle holders to receive an additional fraction of a Share of Common Stock in the event Narrowstep meets certain revenue targets following the merger as set forth in a Contingent Value Rights Agreement attached as an exhibit to the Merger Agreement. Further, the Company will also assume all outstanding Narrowstep warrants, which, upon exercise following the merger, will require the Company to issue additional Shares upon exercise of the warrants and Shares underlying contingent value rights that certain warrant holders may be entitled to receive.

Cleveland Toledo Akron Columbus Cincinnati Washington, D.C. Tallahassee Orlando Fort Myers Naples Fort Lauderdale

www.ralaw.com

Onstream Media Corporation
November 4, 2008

This opinion is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus included therein, other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, agreements, certificates, corporate and other instruments, and examined such questions of law as we have deemed necessary or appropriate for the purposes of rendering this opinion, including the Registration Statement and the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof. As to the facts material to this opinion, we have relied upon certificates of public officials and certificates and written statements (including the representations made in the Merger Agreement) of officers and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons, and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company).

On the basis of the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that assuming,

(i)	the respective stockholders of the Company and Narrowstep have approved the transactions contemplated by the Merger Agreement in accordance with applicable laws and regulations;

(ii)	the Registration Statement shall have been declared effective by order of the U.S. Securities and Exchange Commission;

(iii)	all applicable U.S. and non-U.S. regulatory and governmental approvals, consents and authorizations have been obtained; and

(iv)
the Shares shall have been delivered, paid for or exchanged, as the case may be, in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, the Merger Agreement and the Contingent Value Rights Agreement and in accordance with applicable laws and regulations,

Onstream Media Corporation
November 4, 2008

then at the effective time of the merger (in the case of Shares issued at the effective date of the merger) or at the time any contingent consideration is delivered (in the case of Shares underlying the contingent value rights and assumed warrants), such Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of Florida. We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or blue sky laws.

This opinion has been prepared for your use solely in connection with the Registration Statement. This opinion is based upon the law as in effect and the facts known to us on the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ ROETZEL & ANDRESS LPA